Exhibit 5.1
May 15, 2009
U.S. Bancorp,
800 Nicollet Mall,
Minneapolis, Minnesota, 55401.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 159,850,000 shares (the “Securities”) of Common Stock, par value $.01 per share, of U.S. Bancorp, a Delaware corporation (the “Company”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have also relied as to the due incorporation, valid existence and good standing of the Company on the opinion of Lee R. Mitau, Esq., General Counsel of the Company, attached as Annex A hereto.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Shares” in the prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

Annex A
May 15, 2009
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Ladies and Gentlemen:
          I am Executive Vice President, General Counsel and Corporate Secretary of U.S. Bancorp, a Delaware corporation (the “Company”), and this opinion is being delivered in connection registration under the Securities Act of 1933 (the “Act”) of 159,850,000 shares of Common Stock, par value $.01 per share, of the Company.
          I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for purposes of this opinion. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.
          Based on the foregoing, I am of the opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. This opinion is limited to the laws of the State of Minnesota and the General Corporation Law of the State of Delaware. It is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.
          I hereby consent to the filing of this opinion as an annex to the opinion of Sullivan & Cromwell LLP being filed as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
[Remainder of page intentionally left blank]

Very truly yours
/s/ Lee R. Mitau
Lee R. Mitau
Executive Vice President, General Counsel and Corporate Secretary